FOR RELEASE                                   CONTACT:  Chris Morris
July 25, 2006                                           Executive Vice President
3:05 p.m. Central Time                                  Chief Financial Officer
                                                        (972) 258-4525

       CEC ENTERTAINMENT, INC. REPORTS PRELIMINARY SECOND QUARTER RESULTS;
               ANNOUNCES REVIEW OF STOCK OPTION GRANTING PRACTICES


IRVING, TEXAS - CEC Entertainment, Inc. (NYSE:"CEC") today announced preliminary results for the second quarter and six months ended July 2, 2006. The Company also announced that it has revised its strategic plan in order to provide a greater emphasis on achieving a higher return on investment by focusing on growing sales in existing restaurants and slowing new restaurant development.

Revenues for the second quarter of 2006 increased to $176.2 million from $168.4 million in the second quarter of 2005. Net income in the second quarter of 2006 decreased to $12.6 million from $13.1 million in the same period of 2005 but diluted earnings per share in the second quarter of 2006 increased to $0.38 per share compared to $0.36 per share in the second quarter of 2005.

Revenues for the first six months of 2006 increased to $403.2 million from $382.5 million in the first six months of 2005. Net income was $41.8 million in the first six months of 2006 and $44.4 million in the same period of 2005 but diluted earnings per share in the first six months of 2006 increased to $1.23 per share compared to $1.20 per share in the first six months of 2005.

Total revenues increased 4.6% in the second quarter of 2006 over the prior year due to new store development and an increase in comparable store sales of 1.2%. Insurance expense decreased $7.2 million in the second quarter from the prior year due to a favorable development of workers' compensation and general liability claims primarily relating to claims originating in the last 24 months. However, this benefit was partially offset by a $3.5 million asset impairment charge for 4 small market restaurants, a $1.1 million write-off of inventory and development costs for abandoned sites, and increased utility costs in the second quarter of this year. During the first six months of 2006, the Company generated operating cash flow of $87.7 million, invested $52.4 million primarily in new and existing stores and repurchased $66.8 million of its common stock. Outstanding borrowings on the Company's credit facility increased $25.7 million to $162.8 million at the end of the quarter.

Following an in-depth evaluation, the Company revised its strategic plan to provide a greater focus on growing comparable store sales and achieving a higher return on investment. The Company plans to increase its capital investment in existing restaurants to approximately $48 million in 2006 compared to an average of $24 million over the past four years. The Company also plans to reduce the pace of new restaurant openings and intends to target development in densely populated areas that offer the potential for higher sales and returns on investment. Beginning in 2007, the Company expects to open approximately 8 to 12 new restaurants per year. The Company continues to focus on increasing the value to its guests with improved offers and increased distribution of coupons, cross promotions and direct e-marketing.

Richard M. Frank, Chairman and Chief Executive Officer stated that, "We are pleased with the solid comparable store sales performance of our restaurants in a difficult consumer environment, providing evidence that our strategic initiatives are taking hold and the Chuck E. Cheese brand is vibrant. As we move forward, our primary objective will continue to be building sales momentum in existing restaurants. We believe our strategic plan will allow the Company to enhance return on investment and increase free cash flow."

Based on current estimates and excluding any potential impact resulting from our Audit Committee's review of stock option practices, the Company expects diluted earnings per share to range from $0.45 to $0.47 per share for the third quarter of 2006 and reaffirms its fiscal year guidance of $1.94 to $2.02 per share. In 2006, comparable store sales are expected to increase 2.0%-3.0% over the prior year and the Company plans to open 16-18 new restaurants, including 3 to 4 relocations.

Mr. Frank added, "Our Company remains committed to returning capital to our shareholders as evidenced by our stock repurchase program. Since 2003, the Company has repurchased over $380 million of its common stock. We are confident that our focus on growing comparable store sales and achieving higher returns on invested capital, led by our talented and motivated management team and employees, will allow us to continue to generate strong cash flow and deliver long-term value to our shareholders."

Review of Stock Option Granting Practices

The Company also announced today that the Audit Committee of its Board of Directors, which is comprised solely of independent directors, is reviewing the Company's practices relating to its stock option grants. This voluntary review was initiated in light of the recent media coverage regarding the stock option granting practices of publicly traded companies. The Audit Committee plans to engage independent outside legal counsel to assist in the review. The Company will not be able to comment on any aspect of the review or possible outcome until after the Audit Committee completes its review. Results for the second quarter are preliminary until the review is completed. The timely filing of the Company's current report on Form 10-Q to be filed with the Securities Exchange Commission for the period ended July 2, 2006 due on August 11, 2006, is uncertain pending completion of the review.

Certain statements in this press release, other than historical information, may be considered forward-looking statements, within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on CEC's operating results, performance or financial condition are its ability to implement its growth strategies, national, regional and local economic conditions affecting the restaurant/entertainment industry, competition within each of the restaurant and entertainment industries, success of its franchise operations, negative publicity, fluctuations in quarterly results of operations, including seasonality, government regulations, weather, school holidays, commodity and labor costs and the potential impact of the Audit Committee's review of the Company's stock option granting practices.

CEC Entertainment, Inc. operates a system of 522 Chuck E. Cheese's restaurants in 48 states, of which 477 are owned and operated by the Company. # # #


                                             CEC ENTERTAINMENT, INC.
                            PRELIMINARY CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                                       (Thousands, except per share date)


                                                            Quarter Ended                     Year Ended
                                                       07/02/06        07/03/05        07/02/06        07/03/05
                                                      ---------       ---------       ---------       ---------

Revenues:
   Food and beverage...........................       $ 110,283       $ 109,455       $ 258,883       $ 248,499
   Games and merchandise.......................          65,139          58,253         142,644         132,495
   Franchise fees and royalties................             747             685           1,631           1,480
   Interest income.............................              11               8              13              13
                                                      ---------       ---------       ---------       ---------
                                                        176,180         168,401         403,171         382,487
                                                      ---------       ---------       ---------       ---------
Costs and expenses:
   Cost of sales:
      Food, beverage and related supplies......          20,533          19,837          47,955          45,405
      Games and merchandise....................           7,875           6,707          17,937          15,031
      Labor....................................          50,866          48,622         110,492         102,447
   Selling, general and
      administrative expenses..................          25,732          23,605          54,404          50,499
   Depreciation and amortization...............          16,145          15,780          32,064          30,177
   Interest expense............................           2,246             984           3,949           1,707
   Other operating expenses....................          32,488          31,659          69,098          65,214
                                                      ---------       ---------       ---------       ---------
                                                        155,885         147,194         335,899         310,480
                                                      ---------       ---------       ---------       ---------

Income before income taxes.....................          20,295          21,207          67,272          72,007

Income taxes...................................           7,671           8,122          25,429          27,579
                                                      ---------       ---------       ---------       ---------
Net income.....................................       $  12,624       $  13,085       $  41,843       $  44,428
                                                      =========       =========       =========       =========

Earnings per share:
   Basic.......................................       $     .39       $     .37       $    1.26       $    1.24
   Diluted.....................................       $     .38       $     .36       $    1.23       $    1.20

Weighted average shares outstanding:
   Basic.......................................          32,745          35,255          33,182          35,736
   Diluted.....................................          33,545          36,473          34,035          36,963


Note:  2005 earnings have been adjusted for equity based compensation expense.


                                          CEC ENTERTAINMENT, INC.
                             PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS
                                     (Thousands, except share amounts)

                                                                                July 2,         January 1,
                                                                                  2006             2006
                                                                               ---------        ----------
                                                                              (unaudited)
ASSETS

Current assets:
   Cash and cash equivalents............................................       $  13,573        $  12,184
   Accounts receivable..................................................          16,983           20,323
   Inventories..........................................................          15,310           13,659
   Prepaid expenses.....................................................           9,439            7,882
   Deferred tax asset...................................................           1,824            1,824
                                                                               ---------        ---------
      Total current assets..............................................          57,129           55,872
                                                                               ---------        ---------

Property and equipment, net.............................................         607,426          592,255
                                                                               ---------        ---------

Other assets ...........................................................           1,792            2,201
                                                                               ---------        ---------
                                                                               $ 666,347        $ 650,328
                                                                               =========        =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Current portion of long-term debt....................................       $     639        $     594
   Accounts payable.....................................................          28,025           30,264
   Accrued liabilities..................................................          34,530           27,791
                                                                               ---------        ---------
      Total current liabilities.........................................          63,194           58,649
                                                                               ---------        ---------

Long-term debt, less current portion....................................         174,749          148,974
                                                                               ---------        ---------

Deferred rent...........................................................          66,224           61,877
                                                                               ---------        ---------

Deferred tax liability..................................................          18,114           15,388
                                                                               ---------        ---------

Accrued insurance ......................................................           9,600           17,000
                                                                               ---------        ---------

Shareholders' equity:
   Common stock, $.10 par value; authorized 100,000,000 shares;
      56,667,433 and 56,115,658 shares issued, respectively ............           5,667            5,612
   Capital in excess of par value.......................................         324,677          314,476
   Retained earnings ...................................................         510,241          468,398
   Accumulated other comprehensive income ..............................           3,149            2,446
   Less treasury shares of 24,459,450
      and 22,499,815, respectively, at cost.............................        (509,268)        (442,492)
                                                                               ---------        ---------
                                                                                 334,466          348,440
                                                                               ---------        ---------
                                                                               $ 666,347        $ 650,328
                                                                               =========        =========



                                           CEC ENTERTAINMENT, INC.
                                     SUPPLEMENTAL FINANCIAL INFORMATION
                                                 (Thousands)

                                                           Quarter Ended                   Year Ended
                                                      07/02/06       07/03/05       07/02/06       07/03/05
                                                      --------       --------       --------       --------

Number of Company-owned stores:
   Beginning of period.........................          477            453            475            449
   New.........................................                           1              3              5
   Company purchased franchise stores..........                           1                             1
   Closed......................................           (1)                           (2)
                                                        ----           ----           ----           ----
   End of period...............................          476            455            476            455


Number of franchise stores:
   Beginning of period.........................           45             45             44             46
   New.........................................                           1              1              1
   Company purchased franchise stores..........                          (1)                           (1)
   Closed......................................                                                        (1)
                                                        ----           ----           ----           ----
   End of period...............................           45             45             45             45
